Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Amended and Restated 2014 Equity Incentive Plan of Ekso Bionics Holdings, Inc., of our reports dated March 14, 2017 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Ekso Bionics Holdings, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ OUM & CO. LLP

San Francisco, California

October 2, 2017